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                                                                    EXHIBIT 16.1

August 24, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:


We have read the statements made by World Access, Inc. relating to the change in accountants which are included under the heading "Accountants" in Form S-4 of World Access, Inc. dated August 24, 2000, which we understand will be filed with the Commission, pursuant to Item 304 of Regulation S-K. We agree with the statements concerning our Firm under the heading "Accountants" in such documents.

Very truly yours,


/s/ PricewaterhouseCoopers LLP